Exhibit 99.1

VeriSign Reports First Quarter 2003 Results

MOUNTAIN VIEW, CA – April 24, 2003 – VeriSign, Inc. (Nasdaq: VRSN), the leading provider of digital trust services, today reported its results for the first quarter ended March 31, 2003.

VeriSign reported revenue of $270 million for the first quarter of 2003. On a pro forma basis, operating income for the first quarter was $45 million and pro forma net income was $43 million or $0.18 per fully diluted share. Pro forma results exclude the following items, which are included under Generally Accepted Accounting Principles (“GAAP”): amortization and write-down of goodwill and other intangible assets, the gain on investments, as well as the write-down of certain investments, restructuring and other charges and non-cash stock-based compensation charges related to acquisitions. VeriSign’s first quarter results were not fully taxed. On a fully taxed basis, applying a 30% tax rate (consistent with financial analyst projections) to pro forma pre-tax income of $48 million, pro forma earnings per share for the first quarter was $0.14 per fully diluted share.

“We are pleased with our execution in the first quarter, particularly given the continued challenges in both the IT and telecommunications markets,” said Stratton Sclavos, Chairman and CEO of VeriSign. “We remain focused on delivering critical infrastructure services that enable our customers to engage in communications and commerce with confidence.”

On a GAAP basis, VeriSign reported a net loss of $53 million for the first quarter. The GAAP loss for the first quarter is primarily attributable to a charge of $55 million for the amortization and write-down of goodwill and other intangible assets, $21 million in charges related to the company’s corporate restructuring announced in April 2002 and a $17 million net charge for the write-down of certain investments.

“As we have highlighted in the last few quarters, our focus has been on improving the efficiencies of our operations and controlling costs,” said Dana Evan, Chief Financial Officer of VeriSign. “This disciplined approach resulted in a further strengthening of our balance sheet, ending the quarter with more than $475 million in cash and short-term investments, and helping to generate cash flow from operations in excess of $100 million.”

Notable business developments included the adoption of VeriSign’s managed authentication and security services by the State of Kansas, the announcement of VeriSign’s Trust Gateway, an integrated solution for securing web services, and the introduction of the VeriSign Partner Program to deliver more managed security solutions to enterprise customers. Additionally, VeriSign Telecommunication Services extended its Calling Name (“CNAM”) service in the first quarter to enable wireless carriers to deliver calling names to mobile handsets and expanded its lawful intercept service, NetDiscovery, to wireless packet data.

Additional Financial Information

•	VeriSign ended the first quarter of 2003 with Cash, Cash Equivalents and Short-term Investments of $475 million, an increase of $71 million from December 31, 2002.
•	Accounts Receivable decreased $15 million to $119 million as of March 31, 2003 compared to $134 million as of December 31, 2002.
•	Net Days Sales Outstanding (Net DSOs), which takes into account the change in deferred revenue, decreased to 38 days for Q1 ‘03 from 52 days for Q4 ‘02.
•	Deferred Revenue on the balance sheet increased 2% (or $11 million) to $495 million as of March 31, 2003 as compared to $484 million as of December 31, 2002.
•	Cash flow from operations was approximately $100 million for the first quarter compared to $83 million for the fourth quarter of 2002.
•	Capital Expenditures for the first quarter of 2003 were approximately $22 million, down marginally from $24 million in the fourth quarter of 2002.

Internet Services Group

•	The Internet Services Group – which includes VeriSign’s Security, Payment, Registry and Digital Brand Management Services – delivered $103 million of revenue in the first quarter of 2003 or approximately 38% of total revenue for the quarter.
•	VeriSign’s website certificate business issued approximately 94,000 new and renewed certificates ending the quarter with a base of more than 383,000 certificates.
•	VeriSign’s payments business ended the first quarter with approximately 89,000 merchants under management, an increase of approximately 6,000 merchants over the fourth quarter of 2002. Further, the business processed approximately 75 million individual/unique transactions for approximately $5.2 billion during the quarter.
•	VeriSign’s Registry business ended the first quarter with 26.6 million active domain names in .com and .net, a net increase of 800,000 names in Q1 ‘03. As previously announced, the .org registry was turned over to the not-for-profit group Internet Society as of January 1, 2003. VeriSign’s Registry continues to handle an average of more than 7.5 billion look-ups per day on its DNS infrastructure.

Telecommunication Services Group

•	VeriSign’s Telecommunication Services Group – which provides Signaling System 7 (“SS7”) network services, intelligent network services and wireless billing and customer care solutions to telecommunications carriers – delivered $101 million of revenue in the first quarter of 2003 or approximately 37% of total revenue for the quarter.
•	VeriSign’s Telecommunication Services Group ended the first quarter with a total of 925 signaling points, down from 966 at the end of 2002.

Network Solutions

•	VeriSign’s newly re-branded Network Solutions unit – which provides domain name registration and value-added Web site and email services to enterprises and individuals who wish to establish an online presence – delivered revenue of approximately $66 million or 25% of total revenue for the first quarter of 2003.
•	Network Solutions added approximately 450,000 new domain names during the first quarter of 2003 and renewed or extended 930,000 names. The renewal rate for the first quarter was 54% as compared to a 51% renewal rate for the fourth quarter of 2002.
•	Network Solutions ended Q1 ‘03 with 8.9 million active domain names under management.

Today’s Conference Call

VeriSign will be hosting a teleconference call today at 2:00 pm (PDT) to review the first quarter 2003 results. The call will be accessible by direct dial at (800) 946-0712. A listen-only live webcast of the quarterly earnings call will also be available on the company’s website at www.verisign.com and at www.streetevents.com. A replay of the teleconference will be available by calling (888) 203-1112 (passcode: 394069) beginning at 6:00 pm (PDT) today and will run through May 1st.

About VeriSign

VeriSign, Inc. (NASDAQ: VRSN) is the leading provider of digital trust services that enable everyone, everywhere to engage in commerce and communications with confidence. VeriSign’s digital trust services create a trusted environment through our core offerings — telecommunications services, security services, and registry services — powered by a global infrastructure that manages billions of network connections and transactions a day. Additional news and information about the company is available at http://www.verisign.com.

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Statements in this announcement other than historical data and information, including but not limited to, statements regarding new business relationships and new service offerings, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause VeriSign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, VeriSign’s limited operating history under its current business structure; the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results; the ability of VeriSign to successfully develop and market new services and customer acceptance of any new services; the risk that VeriSign’s announced strategic relationships may not result in additional products, services, customers and revenues; increased competition and pricing pressures; and risks related to potential security breaches. More information about potential factors that could affect the company’s business and financial results is included in VeriSign’s filings with the Securities and Exchange Commission, including in the company’s Annual Report on Form 10-K for the year ended December 31, 2002 and quarterly reports on Form 10-Q. VeriSign undertakes no obligation to update any of the forward-looking statements after the date of this press release.

VERISIGN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$317,977	$282,288
Short-term investments	157,161	121,616
Accounts receivable, net	119,423	134,124
Prepaid expenses and other current assets	65,396	56,618
Deferred tax assets	6,025	9,658

Total current assets	665,982	604,304

Property and equipment, net	592,652	609,354
Goodwill and other intangible assets, net	1,075,413	1,129,602
Long-term investments	22,765	36,741
Other assets, net	11,380	11,317

Total long-term assets	1,702,210	1,787,014

Total assets	$2,368,192	$2,391,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$287,448	$278,545
Accrued merger costs	—	5,015
Accrued restructuring costs	31,067	23,835
Deferred revenue	334,633	357,950

Total current liabilities	653,148	665,345

Long-term deferred revenue	160,791	125,893
Other long-term liabilities	19,080	20,655

Total long-term liabilities	179,871	146,548

Total liabilities	833,019	811,893

Commitments and contingencies

Stockholders’ equity:
Preferred stock – par value $.001 per share
Authorized shares: 5,000,000
Issued and outstanding shares: none	—	—
Common stock – par value $.001 per share
Authorized shares: 1,000,000,000
Issued and outstanding shares: 238,636,776 and 237,510,063 (excluding 1,690,000 shares held in treasury at March 31, 2003 and December 31, 2002)	239	238
Additional paid-in capital	23,078,337	23,072,212
Unearned compensation	(3,828)	(8,086)
Accumulated deficit	(21,533,611)	(21,480,175)
Accumulated other comprehensive loss	(5,964)	(4,764)

Total stockholders’ equity	1,535,173	1,579,425

Total liabilities and stockholders’ equity	$2,368,192	$2,391,318

VERISIGN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues	$269,758	$327,816

Costs and expenses:
Cost of revenues	115,829	149,702
Sales and marketing	52,562	67,319
Research and development	13,777	14,780
General and administrative	46,865	38,467
Restructuring and other charges	20,513	—
Amortization and write-down of goodwill and other intangible assets	54,902	84,923

Total costs and expenses	304,448	355,191

Operating loss	(34,690)	(27,375)
Other expense, net	(14,059)	(12,170)
Minority interest in net (income) loss of subsidiary	165	(165)

Loss before income taxes	(48,584)	(39,710)
Income tax expense	(4,852)	—

Net loss	$(53,436)	$(39,710)

Net loss per share:
Basic and diluted	$(0.22)	$(0.17)

Shares used in per share computation:
Basic and diluted	238,208	235,438

VERISIGN, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31, 2003				Three Months Ended March 31, 2002
	Reported	Pro Forma Entries		Pro Forma	Reported	Pro Forma Entries		Pro Forma
Revenues	$269,758	$—		$269,758	$327,816	$—		$327,816

Costs and expenses:
Cost of revenues	115,829	(47	)(a)	115,782	149,702	(548	)(a)	149,154
Sales and marketing	52,562	(3,874	)(a)	48,688	67,319	(2,644	)(a)	64,675
Research and development	13,777	(330	)(a)	13,447	14,780	(330	)(a)	14,450
General and administrative	46,865	(7	)(a)	46,858	38,467	(209	)(a)	38,258
Restructuring and other charges	20,513	(20,513	)(b)	—	—	—		—
Amortization and write-down of goodwill and other intangible assets	54,902	(54,902	)(c)	—	84,923	(84,923	)(c)	—

Total costs and expenses	304,448	(79,673)		224,775	355,191	(88,654)		266,537

Operating income (loss)	(34,690)	79,673		44,983	(27,375)	88,654		61,279
Other income (expense), net	(14,059)	16,541	(d)	2,482	(12,170)	18,773	(d)	6,603
Minority interest in net (income) loss of subsidiary	165	—		165	(165)	—		(165)

Income (loss) before income taxes	(48,584)	96,214		47,630	(39,710)	107,427		67,717
Income tax expense	(4,852)	—		(4,852)	—	—		—

Net income (loss)	$(53,436)	$96,214		$42,778	$(39,710)	$107,427		$67,717

Net income (loss) per share:
Basic	$(0.22)			$0.18	$(0.17)			$0.29

Diluted	$(0.22)			$0.18	$(0.17)			$0.28

Shares used in per share computation:
Basic	238,208			238,208	235,438			235,438

Diluted	238,208	1,213	(e)	239,421	235,438	5,284	(e)	240,722

Notes:

(a)	Non-cash stock-based compensation charges resulting from acquisitions
(b)	Restructuring and other charges
(c)	Amortization and write-down of goodwill and other intangible assets
(d)	Net loss on sale and write-down of investments
(e)	Dilutive stock options

VERISIGN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Cash flows from operating activities:
Net loss	$(53,436)	$(39,710)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property and equipment	29,657	26,041
Amortization and write-down of goodwill and other intangible assets	54,902	84,923
Non-cash restructuring and other charges	9,260	—
Reciprocal transactions for purchases of property and equipment	—	(6,375)
Net loss on sale and write-down of investments	16,541	18,773
Minority interest in net income (loss) of subsidiary	(165)	165
Deferred income taxes	3,633	—
Amortization of unearned compensation	4,258	3,731
Loss on disposal of property and equipment	—	30
Changes in operating assets and liabilities:
Accounts receivable	14,701	51,542
Prepaid expenses and other current assets	(8,778)	(37,637)
Accounts payable and accrued liabilities	18,163	(41,954)
Deferred revenue	11,581	(35,359)

Net cash provided by operating activities	100,317	24,170

Cash flows from investing activities:
Purchases of investments	(86,754)	(41,935)
Proceeds from maturities and sales of investments	49,058	323,852
Purchases of property and equipment	(22,215)	(73,604)
Net cash paid in business combinations	—	(341,823)
Merger related costs	(4,925)	(25,602)
Other assets	(22)	996

Net cash used in investing activities	(64,858)	(158,116)

Cash flows from financing activities:
Proceeds from issuance of common stock	6,126	13,321
Repayment of debt	(4,282)	—

Net cash provided by financing activities	1,844	13,321

Effect of exchange rate changes	(1,614)	688

Net increase (decrease) in cash and cash equivalents	35,689	(119,937)
Cash and cash equivalents at beginning of period	282,288	306,054

Cash and cash equivalents at end of period	$317,977	$186,117